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                                                                    EXHIBIT 10.2

July 18, 2002

George L. Cavagnaro
1194 Oxford Rd.
Atlanta, GA 30306


George:

Allow this to confirm our previous conversations regarding our offer of employment.

     - Employer: Horizon Medical Products, Inc. (HMP)
     - Position: Vice President, Marketing and Product Development
     - Reports To: Chief Operating Officer
     - Start Date: 9-1-02
     - Salary: $150,000 per year
     - Annual Bonus Potential: Performance based - the objectives to earn this bonus will be mutually agreed upon within 30 days of the start date but the spirit will be that "fair", "good" and "great" performance will pay $25,000, $35,000 and $45,000, respectively, on an annual basis (September 1 through August 31).
     - Stock Options: 50,000 shares, vesting evenly on 9-1-03, 9-1-04 and 9-1-05 under the employee option plan. The strike price will be the closing market price on the date the options are granted by the Executive Committee of the Board, which we anticipate will be on or soon after your start date. If HMP is acquired prior to the vesting of these options, all of these options will become fully vested immediately prior to the acquisition date, if you are an employee at that time.
     - Separation Pay:
          - Termination without cause (see below): six month's of continuation payments after date of termination;
          - Termination resulting from HMP being acquired: twelve months of continuation payments, if employee has been employed by HMP, continuously, for the 12 months prior to the acquisition.
     - Available Vacation: 17 days annually with no carryover for unused vacation.
     - Confidentiality Agreement: You will execute a confidentiality agreement with HMP upon commencement of your employment.

In addition, you and your family will be eligible to participate in HMP's standard insurance programs and 401K program. Under the health insurance and dental plans, you may elect family coverage, but will have to pay the costs for your family members.

Either you or HMP may terminate your employment at any time. For purposes of termination without cause, termination with cause of Employee's employment shall include (i) if Employee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation, or embezzlement, (ii) if Employee has engaged in a dishonest act to the material damage or prejudice of HMP or a subsidiary of HMP, or in misconduct or unlawful or improper activities materially damaging to the business of HMP or a subsidiary of HMP, or (iii) if Employee neglects or breaches his duties or engages in intentional misconduct in discharging his duties as an employee of HMP.

We are looking forward to your acceptance of this offer and your contribution to the success of Horizon Medical Products.


Sincerely;



Robert J. Wenzel
Chief Operating Officer
Horizon Medical Products, Inc.



OFFER ACCEPTED:


/s/ George L. Cavagnaro
--------------------------
George L. Cavagnaro